Exhibit 99.1
Tilly's, Inc. Announces Fiscal 2020 Fourth Quarter and Full Year Results

Irvine, CA – March 11, 2021 – Tilly’s, Inc. (NYSE: TLYS, the "Company") today announced financial results for the fourth quarter and full 2020 fiscal year ended January 30, 2021.
"Finishing such a challenging year with a positive fourth quarter comp, a significantly stronger e-com business, and improved earnings per share compared to last year's fourth quarter, along with a strong, debt-free balance sheet was a remarkable accomplishment," commented Ed Thomas, President and Chief Executive Officer.
Fiscal 2020 Fourth Quarter Results Overview
The following comparisons refer to operating results for the fourth quarter of fiscal 2020 versus the fourth quarter of fiscal 2019 ended February 1, 2020:
•Total net sales were $177.9 million, an increase of $5.4 million or 3.2%, compared to $172.5 million last year. Total comparable net sales, including both physical stores and e-commerce, increased by 2.5% compared to last year.
◦Net sales from physical stores were $122.5 million, a decrease of $16.7 million or 12.0%, compared to $139.2 million last year. Comparable net sales from physical stores decreased by 12.3%. Store traffic decreased by 25% compared to last year's fourth quarter, partially offset by increases in conversion rate and average transaction value. Net sales from stores represented 68.9% of total net sales compared to 80.7% of total net sales last year. The Company ended the fourth quarter of fiscal 2020 with 238 total stores, substantially all of which were open to the public but subject to government restrictions on customer traffic and with reduced operating hours as a result of the COVID-19 pandemic. This compares to 240 total stores, all of which were open to the public without restrictions, last year.
◦Net sales from e-commerce were $55.4 million, an increase of $22.1 million or 66.5% compared to approximately $33.3 million last year. E-commerce net sales represented 31.1% of total net sales compared to 19.3% of total net sales last year.
•Gross profit was $58.3 million, an increase of $6.1 million compared to $52.1 million last year. Gross margin, or gross profit as a percentage of net sales, was 32.7%, an improvement of 250 basis points compared to 30.2% last year. Product margins improved by 210 basis points as a percentage of net sales primarily due to reduced total markdowns. Total buying, distribution and occupancy costs improved by 40 basis points as a percentage of net sales. Occupancy costs improved by 170 basis points as a percentage of net sales and by $2.3 million in the aggregate, primarily due to favorable lease negotiations and a decrease in depreciation compared to last year. Distribution costs deleveraged by 140 basis points as a percentage of net sales and increased by $2.8 million, primarily due to an increase in e-commerce shipping charges of $3.1 million associated with the significant increase in e-commerce orders. Buying costs improved by 10 basis points.
•Selling, general and administrative expenses ("SG&A") were $44.1 million, an increase of $0.5 million compared to $43.6 million last year. SG&A as a percentage of net sales was 24.8%, an improvement of 50 basis points compared to 25.3% last year. Total e-commerce marketing and fulfillment expenses increased by $4.0 million associated with significant increase in e-commerce activity compared to last year. This increase was largely offset by reduced store payroll and related benefits expenses of $2.5 million resulting from the reduced operating hours associated with the COVID-19 pandemic and a reduction in print advertising costs of $1.0 million compared to last year.
•Operating income was $14.1 million, or 7.9% of net sales, compared to $8.5 million, or 4.9% of net sales, last year. The $5.6 million increase in operating income was primarily due to the combined impact of the factors noted above.

•Other expense was $0.1 million compared to other income of $0.6 million last year, primarily due to earning lower interest rates on our investments this year and approximately $0.2 million in costs associated with our new ABL credit facility.
•Income tax expense was $5.1 million, or 36.6% of pre-tax income, compared to $2.8 million, or 30.9% of pre-tax income, last year.
•Net income was $8.9 million, or $0.29 per diluted share, compared to $6.3 million, or $0.21 per diluted share, last year.
Fiscal 2020 Full Year Results Overview
The following comparisons refer to operating results for the fifty-two weeks of fiscal 2020 versus the fifty-two weeks of fiscal 2019:
•Total net sales were $531.3 million, a decrease of $88.0 million or 14.2%, compared to $619.3 million last year primarily as a result of the various periods of store closures, reduced store operating hours, and restrictions on customer traffic into physical stores resulting from the COVID-19 pandemic.
◦Net sales from physical stores were $357.9 million, a decrease of $162.9 million or 31.3%, compared to $520.8 million last year. In terms of total available store operating days in fiscal 2020, physical stores were open for 50% of the first quarter, 65% of the second quarter, 94% of the third quarter, and substantially all of the fourth quarter. Net sales from stores represented 67.4% of total net sales compared to 84.1% of total net sales last year.
◦Net sales from e-commerce were $173.4 million, an increase of $74.9 million or 76.2%, compared to $98.5 million last year. E-commerce net sales represented 32.6% of total net sales compared to 15.9% last year.
•Gross profit was $142.2 million, a decrease of $44.5 million or 23.8%, compared to $186.7 million last year. Gross margin was 26.8%, a decrease of 330 basis points as a percentage of net sales, compared to 30.1% last year. Product margins improved 60 basis points as a percentage of net sales primarily due to reduced total markdowns. Total buying, distribution and occupancy costs improved by 400 basis points as a percentage of net sales. Occupancy costs deleveraged 200 basis points as a percentage of net sales, despite being reduced by $4.1 million and having two fewer stores compared to last year, against lower total net sales. Distribution costs deleveraged 190 basis points as a percentage of net sales primarily due to an increase in e-commerce shipping charges of $8.5 million resulting from a greater volume of e-commerce orders. Buying costs deleveraged 10 basis points as a percentage of net sales.
•SG&A expenses were $145.2 million, or 27.3% of net sales, compared to $158.3 million, or 25.6% of net sales, last year. The $13.0 million decrease in SG&A was primarily due to reduced store payroll and related benefits expenses of $18.9 million resulting from the various periods of pandemic-related store closures this year and reduced staffing levels upon reopening of stores and a $2.3 million decrease in print advertising costs. Several other expenses were also reduced to a much smaller degree. These expense reductions were partially offset by higher aggregate e-commerce marketing and fulfillment expenses of approximately $11.5 million associated with significant increase in e-commerce activity compared to last year.
•Operating loss was $(3.0) million, or (0.6)% of net sales, compared to operating income of $28.5 million, or 4.6% of net sales, last year. The decrease in operating results was primarily attributable to the impacts of the COVID-19 pandemic on the Company's business as noted above.
•Other income was $0.6 million, a decrease of $2.3 million compared to $2.9 million last year, primarily due to earning lower interest rates on our investments and incurring approximately $0.2 million of costs in this year's fourth quarter associated with our new ABL credit facility.
•Income tax benefit was $1.3 million, or 53.5% of pre-tax loss, compared to income tax expense of $8.7 million, or 27.9% of pre-tax income, last year.

•Net loss was $(1.1) million, or $(0.04) per basic share, compared to net income of $22.6 million, or $0.76 per diluted share, last year.
Balance Sheet and Liquidity
As of January 30, 2021, the Company had $141.1 million of cash and marketable securities, including $2.2 million of withheld store lease payments, and no debt outstanding. This compares to $139.9 million in cash and marketable securities with no withheld store lease payments and no debt outstanding as of February 1, 2020. The Company ended fiscal 2020 with merchandise inventories per square foot down 0.7% compared to last year.
Fiscal 2021 First Quarter Outlook
On March 18, 2020, all of the Company's stores were closed as a result of the COVID-19 pandemic and remained closed for the remainder of the first quarter of fiscal 2020 and beyond. During this store shutdown period, net sales from physical stores ceased while net sales from e-commerce increased significantly, but not enough to overcome the complete loss of sales from physical stores during the latter half of last year's first quarter. The pandemic remains ongoing and continues to impact retail in physical stores in terms of reduced operating hours, restrictions on customer traffic compared to pre-pandemic levels, and other factors. As the Company begins to anniversary last year's store shutdown period, it expects its net sales and earnings per share will be significantly improved compared to its reported net sales of $77.3 million and loss per share of $(0.59) during last year's first quarter. However, specific results are impossible to predict, particularly how close store performance will be relative to fiscal 2019 pre-pandemic levels as well as how e-commerce will perform relative to the significant net sales increases achieved during last year's store shutdown period. Due to the continuing uncertainties surrounding the pandemic, including but not limited to its impacts on consumer behavior, future customer traffic to physical stores, the Company's ability to continue to operate some or all of its stores or e-commerce at any point in time, and ongoing port delivery delays, the Company cannot provide any specific net sales or earnings per share guidance at this time.
The Company is providing the following updates regarding its fiscal 2021 first quarter business through March 8, 2021 compared to the comparable period of last year's first quarter:
•The Company's total comparable net sales, including both physical stores and e-commerce, were $45.3 million, a decrease of $2.2 million or 4.6%, compared to $47.5 million last year. Total comparable net sales decreased in February 2021, but have been positive thus far in March 2021.
•Comparable net sales from physical stores were $34.5 million, a decrease of $(5.3) million or 13.3% compared to $39.8 million last year. Store traffic has decreased by 28.0% compared to the corresponding period of last year, partially offset by increases in conversion rate and average transaction value.
•Net sales from e-commerce were $10.7 million, an increase of $3.1 million or 40.6%, compared to $7.6 million last year.
•As of March 9, 2021, the Company had $138.7 million of cash and marketable securities, including an aggregate of $2.1 million of withheld store lease payments from last year's store shutdown period, and no debt outstanding. This compares to $115.5 million of cash and marketable securities with no withheld store lease payments and no debt outstanding for the comparable fiscal date last year. In February 2020, the Company paid aggregate cash dividends of $29.7 million, or $1.00 per share, to stockholders, which was not repeated this year due to certain temporary restrictions on such payments within the Company's asset-backed credit facility which expire in November 2021. Based on all currently available information, the Company believes the combination of its cash, marketable securities, cash flows from operations and credit facility availability will be more than sufficient to support its operations for at least the next twelve months.

Conference Call Information
A conference call to discuss these financial results is scheduled for today, March 11, 2021, at 4:30 p.m. ET (1:30 p.m. PT). Investors and analysts interested in participating in the call are invited to dial (877) 407-4018 (domestic) or (201) 689-8471 (international) at 4:25 p.m. ET (1:25 p.m. PT). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software.
A telephone replay of the call will be available through March 25, 2021, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international). Please note participants must enter the conference identification number of 13716530 in order to access the replay.
About Tillys
Tillys is a leading, destination specialty retailer of casual apparel, footwear and accessories for young men, young women, boys and girls with an extensive selection of iconic global, emerging, and proprietary brands rooted in an active, outdoor and social lifestyle. Tillys is headquartered in Irvine, California and currently operates 238 total stores across 33 states, as well as its website, www.tillys.com.
Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding the overall effect of the novel coronavirus (COVID-19) pandemic, including its impacts on us, our operations, or our future financial condition or operating results, the actions taken or to be taken in response to the COVID-19 pandemic, and the impacts thereof on us, our operations, or our future financial condition or operating results, expectations regarding customer traffic and sales activities once stores have reopened, the effects of guidance from local, state and federal governments and health organizations on our future business operations, the possibility of repaying withheld store rents, our ability to properly manage our inventory levels, and any other statements about our future cash position, financial flexibility, expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to, the effects of the COVID-19 pandemic (or other weather, epidemics, pandemics, or other public health issues) on our business and operations, and our ability to respond thereto (including any surges in the number of cases related thereto), our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, attract talented employees, realize anticipated, enhance awareness of our brand and brand image, general consumer spending patterns and levels, the markets generally, our ability to satisfy our financial obligations, including under our credit facility and our leases, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available from the SEC’s website at www.sec.gov and from our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.
Consolidated Balance Sheets
(In thousands, except par value)
(unaudited)

	January 30, 2021	February 1, 2020
ASSETS
Current assets:
Cash and cash equivalents	$76,184	$70,137
Marketable securities	64,955	69,780
Receivables	8,724	7,485
Merchandise inventories	55,698	56,901
Prepaid expenses and other current assets	6,595	4,561
Total current assets	212,156	208,864
Operating lease assets	227,881	263,649
Property and equipment, net	52,639	66,176
Other assets	12,797	7,951
Total assets	$505,473	$546,640
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$24,983	$20,562
Accrued expenses	30,682	20,755
Deferred revenue	13,492	11,761
Accrued compensation and benefits	9,899	7,190
Dividends payable	—	29,677
Current portion of operating lease liabilities	54,503	55,321
Total current liabilities	133,559	145,266
Noncurrent operating lease liabilities	211,292	240,755
Other	—	718
Total liabilities	344,851	386,739
Stockholders’ equity:
Common stock (Class A)	22	22
Common stock (Class B)	8	8
Preferred stock	—	—
Additional paid-in capital	155,437	153,377
Retained earnings	5,135	6,280
Accumulated other comprehensive income	20	214
Total stockholders’ equity	160,622	159,901
Total liabilities and stockholders’ equity	$505,473	$546,640

Tilly’s, Inc.
Consolidated Statements of Income (Loss)
(In thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 30, 2021	February 1, 2020	January 30, 2021	February 1, 2020
Net sales	$177,920	$172,479	$531,329	$619,300
Cost of goods sold (includes buying, distribution, and occupancy costs)	119,658	120,345	389,139	432,592
Gross profit	58,262	52,134	142,190	186,708
Selling, general and administrative expenses	44,148	43,639	145,230	158,253
Operating income (loss)	14,114	8,495	(3,040)	28,455
Other (expense) income, net	(111)	589	581	2,901
Income (loss) before income taxes	14,003	9,084	(2,459)	31,356
Income tax expense (benefit)	5,132	2,811	(1,314)	8,734
Net income (loss)	$8,871	$6,273	$(1,145)	$22,622
Basic income (loss) per share of Class A and Class B common stock	$0.30	$0.21	$(0.04)	$0.77
Diluted income (loss) per share of Class A and Class B common stock	$0.29	$0.21	$(0.04)	$0.76
Weighted average basic shares outstanding	29,711	29,628	29,697	29,533
Weighted average diluted shares outstanding	30,115	29,926	29,697	29,788

Tilly’s, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Fifty-Two Weeks Ended
	January 30, 2021	February 1, 2020
Cash flows from operating activities
Net (loss) income	$(1,145)	$22,622
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	19,055	20,948
Stock-based compensation expense	2,036	2,136
Impairment of long-lived assets	955	282
Loss on disposal of assets	87	908
Gain on sales and maturities of marketable securities	(714)	(1,660)
Deferred income taxes	(4,949)	(5,720)
Changes in operating assets and liabilities:
Receivables	96	3,204
Merchandise inventories	1,203	(1,092)
Prepaid expenses and other current assets	(1,722)	557
Accounts payable	5,020	(4,227)
Accrued expenses	10,600	1,369
Accrued compensation and benefits	2,709	(1,740)
Operating lease liabilities	3,935	(2,541)
Deferred revenue	1,731	1,388
Net cash provided by operating activities	38,897	36,434
Cash flows from investing activities
Purchases of property and equipment	(8,471)	(14,299)
Purchases of marketable securities	(80,896)	(126,526)
Proceeds from marketable securities	86,170	134,316
Net cash used in investing activities	(3,197)	(6,509)
Cash flows from financing activities
Proceeds from line of credit	23,675	—
Repayment of line of credit	(23,675)	—
Dividends paid	(29,677)	(29,453)
Proceeds from exercise of stock options	24	1,590
Taxes paid in lieu of shares issued for stock-based compensation	—	(85)
Net cash used in financing activities	(29,653)	(27,948)
Change in cash and cash equivalents	6,047	1,977
Cash and cash equivalents, beginning of period	70,137	68,160
Cash and cash equivalents, end of period	$76,184	$70,137

Tilly's, Inc.
Store Count and Square Footage

	Store Count at Beginning of Quarter	New Stores Opened During Quarter	Stores Permanently Closed During Quarter	Store Count at End of Quarter	Total Gross Square Footage End of Quarter (in thousands)
2020 Q1	240	—	1	239	1,768
2020 Q2	239	—	1	238	1,760
2020 Q3	238	1	1	238	1,753
2020 Q4	238	1	1	238	1,751
Note: The store counts noted above do not reflect the impact of stores temporarily closed as a result of the COVID-19 pandemic.

Investor Relations Contact:
Michael Henry, Executive Vice President, Chief Financial Officer
(949) 609-5599, ext. 17000
irelations@tillys.com